Exhibit 21.1

ON24, Inc. Subsidiaries

Entity Name	Country
ON24 AUSTRALIA PTY LTD	Australia
ON24 Japan GK	Japan
ON24 PTE. LTD.	Singapore
ON24 LIMITED	United Kingdom
ON24 Germany GmbH	Germany
Vibbio AS	Norway